Exhibit 99.1

For more information, contact:

David Flanery

Chief Financial Officer

502-261-4753

PAPA JOHN’S REPORTS THIRD

QUARTER 2006 EARNINGS

October Comparable Sales Results Announced;

2006 Earnings Guidance Updated

Highlights

•                  Third quarter earnings per share of $0.40 in 2006 vs. $0.31 in 2005 ($0.31 in 2006 vs. $0.25 in 2005, excluding the consolidation of the company’s franchisee-owned cheese purchasing entity, BIBP Commodities, Inc. (BIBP)).

•                  Third quarter 2006 EPS includes $0.03 from the favorable settlement of certain income tax issues.

•                  18 net restaurant openings during the quarter.

•                  Domestic system-wide comparable sales for the quarter increased 4.5%.

•                  Domestic system-wide comparable sales for October decreased 1.8%.

•                  Earnings guidance for 2006 updated to a range of $1.45 to $1.49 per share, excluding the impact of consolidating BIBP.

Louisville, Kentucky (October 31, 2006) – Papa John’s International, Inc. (NASDAQ: PZZA) today announced revenues of $239.7 million for the third quarter of 2006, representing an increase of 2.8% from revenues of $233.1 million for the same period in 2005. Net income for the third quarter of 2006 was $13.1 million, or $0.40 per share (including a net gain of $3.0 million, or $0.09 per share, from the consolidation of the results of the franchisee-owned cheese purchasing company, BIBP Commodities, Inc. (BIBP), a variable interest entity and $950,000, or $0.03 per share, from the finalization of certain income tax examination issues), compared to last year’s net income of $10.8 million, or $0.31 per share (including a net gain of $1.9 million, or $0.06 per share, from the consolidation of BIBP). Excluding the impact of BIBP, pre-tax income from continuing operations for the third quarter of 2006 increased $1.0 million (or $0.02 per share, after-tax) from the corresponding 2005 period.

As discussed below, revenues were $723.6 million for the nine months ended September 24, 2006, which are substantially flat with revenues for the same period in 2005. Net income for the nine months ended September 24, 2006 was $44.4 million, or $1.33 per share (including net income of $10.4 million, or $0.31 per share, from the consolidation of BIBP and $950,000, or $0.03 per share, from the previously mentioned finalization of certain income tax examination issues), compared to last year’s net income of $31.6 million, or $0.92 per share (including a net gain of $800,000, or $0.02 per share, from the consolidation of BIBP). Excluding the impact of BIBP, pre-tax income from continuing operations increased $5.1 million (or $0.10 per share, after-tax) from the corresponding 2005 period.

“Our third quarter results were very good, with our system continuing to outperform the competition in a very challenging environment, while we continue to make both domestic and international investments to sustain our longer-term growth,” commented Papa John’s president and chief executive officer, Nigel Travis.

Revenues Comparison

The primary reasons for the $6.6 million, or 2.8%, increase in revenues for the third quarter of 2006, as compared to the same period in 2005, were a $3.5 million increase in commissary revenues reflecting increased volumes and an increase in domestic franchise royalties of $874,000 as a result of the 4.5% increase in comparable sales and additional equivalent units for the quarter.  In addition, international revenues increased $1.4 million as a result of additional company-owned restaurants located in the United Kingdom and Mexico.  Revenues for domestic company-owned restaurants were substantially consistent with the prior year quarter due to offsetting factors as discussed on a year-to-date basis, below.

For the nine-month period ended September 24, 2006, consolidated revenues were $723.6 million, which is substantially flat with the corresponding 2005 period. Commissary revenues and domestic franchise royalties increased $10.7 million and $2.8 million, respectively, for the nine months ended September 24, 2006, as compared to the corresponding 2005 period.  The revenue increases in the commissary operations and franchise royalties occurred for the same reasons mentioned above for the third quarter-only results.  The increases were substantially offset by decreases in revenues for company-owned restaurants and restaurants classified as variable interest entities (VIEs).  Company-owned restaurant revenues declined $8.6 million, as the 5.0% increase in comparable sales on a year-to-date basis was more than offset by a decline in the number of equivalent units reflecting the sale of 84 company restaurants to a new franchisee at the beginning of the fourth quarter of 2005 (partially offset by the acquisition of 43 franchised restaurants during the current quarter).  Revenues from VIE restaurants declined $3.1 million reflecting the sale of restaurants by two franchisees to third parties during 2005 and 2006, eliminating the VIE classification under Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51 (FIN 46), and the related consolidation of the operating results of such restaurants at that time.

Operating Results and Cash Flow

Operating Results

Our pre-tax income from continuing operations for the third quarter of 2006 was $19.8 million compared to $16.5 million for the corresponding period in 2005. For the nine months ended September 24, 2006, pre-tax income from continuing operations was $68.8 million compared to $48.0 million for the corresponding period in 2005. Excluding the impact of the consolidation of BIBP, third quarter 2006 pre-tax income from continuing operations was $14.5 million, an increase of $1.0 million over 2005 comparable results, and pre-tax income for the nine months ended September 24, 2006 was $51.8 million, an increase of $5.1 million over 2005 comparable results. The increase of $1.0 million and $5.1 million, respectively, in pre-tax income from continuing operations for the three- and nine-month periods ended September 24, 2006 (excluding the consolidation of BIBP) is principally due to the following (analyzed on a segment basis — see the Summary Financial Data table that follows for the reconciliation of segment income to consolidated income below):

•                  Domestic Company-owned Restaurant Segment. Domestic company-owned restaurants’ operating income increased approximately $900,000 and $7.8 million for the three- and nine-month periods ended September 24, 2006, respectively, primarily due to fixed-cost leverage and related margin improvement associated with the noted increase in comparable sales (see below) for the periods.

•                  Domestic Commissary Segment. Domestic commissaries’ operating income increased approximately $2.9 million and $5.5 million for the three- and nine-month periods ended September 24, 2006, respectively, primarily due to the margin on increased sales volumes, including sales to the theme-park operator Six Flags, Inc. as part of our multi-year strategic marketing alliance and partnership agreement that was announced in late March 2006.

•                  Domestic Franchising Segment.  Domestic franchising operating income increased approximately $360,000 and $1.1 million for the three- and nine-month periods ended September 24, 2006, respectively, primarily as a result of an increase in royalties due to an increase in comparable sales (see below) and the royalties from the 84 restaurants that were purchased by a franchisee from the company at the beginning of the fourth quarter of 2005. The increase in royalties during 2006 was partially offset by an increase in administrative costs related to the field organizational restructuring implemented in late 2005 to better drive the performance of our domestic franchise operations.

•                  International Segment. The international segment, which excludes the Perfect Pizza operations that were sold in March 2006, reported operating losses of $2.0 million and $6.8 million for the three- and nine-month periods ended September 24, 2006, respectively, as compared to operating losses of $1.2 million and $2.7 million for the corresponding 2005 periods. The decrease in operating results is principally due to increased costs related to the continued development of our support infrastructure throughout the international segment, including the United Kingdom, to support the accelerated development of both company-owned and franchised Papa John’s branded restaurants in our international markets. In addition, the company incurred a $470,000 charge in the second quarter related to a management reorganization of one of our international operating units.

•                  All Others Segment. The operating income for the “All others” reporting segment was substantially flat for the three-month period ended September 24, 2006 as compared to the corresponding 2005 period.  Operating income for this segment for the nine-month period ended September 24, 2006 increased $1.1 million primarily due to improved operating results from our insurance business and our partnership development activities.

•                  Unallocated Corporate Segment. The unallocated corporate expenses increased $2.3 million and $5.6 million for the three- and nine-month periods ended September 24, 2006, respectively, as compared to the corresponding prior year periods. Increased marketing efforts, primarily related to non-traditional restaurant initiatives, resulted in additional costs of $1.4 million and $2.0 million, respectively, for the three- and nine-month periods ended September 24, 2006.

In addition, we incurred additional equity compensation and executive performance unit incentive plan expense, as follows.

Stock options were awarded to the majority of management in late March 2005 and April 2006, each with a two-year cliff vesting provision. The company also granted approximately 28,000 shares of performance-based restricted stock to employees during the second quarter of 2006 with a performance period of three years. There were no such stock options or restricted stock awarded in 2004 that vested in 2005 or subsequent years. Stock compensation expense recognized for the three- and nine-month periods ended September 24, 2006 was $1.2 million and $3.1 million, respectively, as compared to $725,000 and $1.6 million for the corresponding 2005 periods.

Additionally, performance units were awarded in 2005 and 2006 to certain members of management with each award having a three-year performance period (none awarded prior to 2005). Further, the ultimate cost associated with the performance units is based on the company’s ending stock price and total shareholder return relative to a peer group over the three-year performance period ending in December 2007 for the 2005 program and December 2008 for the 2006 program, with the awards paid in cash at the end of the respective performance periods.  The total expense related to the 2005 and 2006 performance unit programs was approximately $925,000 in the third quarter of 2006 as compared to $675,000 in the third quarter of 2005 and $2.3 million for the nine months ended September 24, 2006 as compared to $1.0 million for the corresponding 2005 period.

Net interest expense increased approximately $145,000 for the three-month period ended September 24, 2006, as compared to the corresponding 2005 period, principally due to an increased net average debt balance outstanding.  For the nine months ended September 24, 2006, interest expense decreased $1.2 million principally due to a decrease in our average outstanding debt balance from the comparable prior year period.

The income tax rate was 33.8% and 36.1% for the three- and nine-month periods ended September 24, 2006, compared to 37.0% for the corresponding 2005 periods.  The decrease in the effective tax rate in 2006 is primarily due to the previously mentioned finalization of certain income tax examination issues in the current quarter.

Cash Flow

Cash flow from operating activities from continuing operations was $66.3 million in the first nine months of 2006 as compared to $61.5 million for the comparable period in 2005. The consolidation of BIBP increased cash flow from operations by approximately $17.0 million and $1.3 million in 2006 and 2005, respectively.  Excluding the impact of the consolidation of BIBP, cash flow from continuing operations decreased $11.0 million in the first nine months of 2006 as compared to the corresponding 2005 period, primarily due to unfavorable working capital changes with accounts receivable and other liabilities. The 2005 operating cash flows were favorably impacted by the collection of unusually high accounts receivable balances at the end of 2004. In addition, a decrease in cash flow from continuing operations occurred due to the classification in 2006 of $5.7 million of excess tax benefits related to the exercise of non-qualified stock options from operating activities to financing activities as required by Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment.

Form 10-Q Filing

See the Management Discussion & Analysis section of our third quarter Form 10-Q filed with the Securities and Exchange Commission for additional information concerning the operating results and cash flows for the three- and nine-month periods ended September 24, 2006.

Comparable Sales and Unit Count

As previously announced, domestic system-wide comparable sales for the third quarter increased 4.5% (composed of a 4.3% increase at company-owned restaurants and a 4.5% increase at franchised restaurants).  Total system-wide international sales for Papa

John’s branded units increased 30.9% for the quarter, on a constant U.S. dollar basis, over the comparable period last year.

Domestic system-wide comparable sales for the nine months ended September 24, 2006 increased 4.4% (composed of a 5.0% increase at company-owned restaurants and a 4.3% increase at franchised restaurants). Total system-wide international sales for Papa John’s branded units increased 27.7% on a year-to-date basis, on a constant U.S. dollar basis, over the comparable period last year.

The company today announced that domestic system-wide comparable sales for the four weeks ended October 22, 2006 decreased approximately 1.8% (composed of a 0.6% decrease at company-owned restaurants and a 2.2% decrease at franchised restaurants). Total system-wide international sales for Papa John’s branded units increased 21.4% for the four weeks ended October 22, 2006, on a constant U.S. dollar basis, over the comparable period last year.

The company also today announced that December 2006 will be the last month of reporting monthly domestic comparable sales results.  Beginning in 2007, domestic comparable sales results will be reported on a quarterly basis, matching the reporting methodology of our two primary national competitors.  In addition to avoiding the potential competitive disadvantage of continuing to report monthly, we believe reporting on a quarterly basis will actually benefit investors by providing a more meaningful view of our long-term performance trends and strategies.

During the third quarter of 2006, 31 domestic (five company-owned and 26 franchised) and 17 international franchised restaurants were opened and 22 domestic and eight international franchised restaurants were closed.

At September 24, 2006, there were 2,978 Papa John’s restaurants (564 company-owned and 2,414 franchised) operating in 49 states and 25 countries. The company-owned unit count includes 117 restaurants operated in majority-owned domestic joint venture arrangements, the operations of which are fully consolidated into the company’s results.

Acquisition Activity

As previously disclosed, the company acquired 43 franchised restaurants in the Phoenix and Flagstaff, Arizona markets effective July 24, 2006 (beginning of period 8).  The company also announced the acquisition of 11 franchised restaurants in the Raleigh, North Carolina market effective September 25, 2006 (beginning of period 10).  It is not expected that these acquisitions will significantly impact operating income for the remainder of 2006 as management transition costs are expected to substantially offset incremental unit level operating income during this time frame.

International Update

A total of 17 restaurants were opened in all international markets during the quarter, of which 11 were located in our fastest growing markets of Korea and China. As of September 24, 2006, we had a total of 94 franchised restaurants open and contractual agreements for an additional 396 Papa John’s restaurants to be opened over the next eight years in these two countries. We also have a ten-year, 100-unit development agreement for Northern India, of which three units are currently open.  In addition, we recently signed a development agreement for 75 restaurants to be opened in South and West India over the next six years.  Our total international development pipeline as of September 24, 2006 included 836 restaurants expected to open over the next ten years.

As noted in our first quarter Form 10-Q filing, the company sold its Perfect Pizza operations in the United Kingdom, consisting of the franchised units and related distribution operations, on March 8, 2006. In accordance with U.S. generally accepted accounting principles, we have classified the Perfect Pizza operating results, including directly associated G&A expenses, as “discontinued operations” for both 2006 and 2005. The following summarizes the discontinued operations for 2006 and 2005 (in 000’s):

	Three Months Ended		Nine Months Ended
	Sept. 24,	Sept. 25,	Sept. 24,	Sept. 25,
	2006	2005	2006	2005__
Net sales	$—	$3,235	$2,421	$10,431

Pre-tax income	—	651	617	2,272

Net income	—	410	389	1,431

Share Repurchase Activity

The company repurchased approximately 381,000 shares of its common stock at an average price of $32.14 per share, or a total of $12.2 million, during the third quarter of 2006, and 2.0 million shares of its common stock at an average of $31.58 per share, or a total of $64.0 million, during the first nine months of 2006. A total of 183,000 and 893,000 shares of common stock, respectively, were issued upon the exercise of stock options for the three- and nine-month periods ended September 24, 2006.

As a result, there were 32.6 million diluted weighted average shares outstanding for the third quarter of 2006 as compared to 35.0 million for the same period in 2005. Approximately 31.9 million actual shares of the company’s common stock were outstanding as of September 24, 2006. The company’s board of directors has authorized the repurchase of up to an aggregate $575.0 million of common stock through December 31, 2006, and through September 24, 2006, approximately 36.7 million shares have been repurchased at a total cost of $559.8 million (average price of $15.24 per share). There were no repurchases subsequent to September 24, 2006.

The company’s share repurchase activity increased earnings per share from continuing operations by $0.02 and $0.06 for the three- and nine-month periods ended September 24, 2006, respectively.

2006 Earnings Guidance Updated

In connection with the second quarter earnings release, the company revised the original guidance for 2006, excluding the impact of the consolidation of BIBP, to a range of $1.42 to $1.46 (including the previously disclosed $0.07 benefit from the extra week of operations in the fourth quarter of 2006). Based upon actual third quarter operating results, including the impact of the finalization of certain income tax examination issues, which resulted in an additional $0.03 of earnings per share, the company is updating its 2006 EPS guidance to a range of $1.45 to $1.49. Our determination of the updated fourth quarter earnings guidance for 2006 included the following factors:

•                  Expected transition and infrastructure costs and unit level operating losses associated with the planned domestic and international development opportunities currently being pursued.

•                  The continued year-over-year increase in equity compensation costs in the fourth quarter for reasons as explained for the first three quarters of 2006.

The updated full-year guidance assumes domestic comparable sales will increase 3% to 5% for the year (3.8% increase year-to-date through October).  Total sales growth for international Papa John’s branded units is expected to be in the range of 25% to 30% (27.1% increase year-to-date through October).  Our worldwide unit openings are expected to be near the upper end of our initial guidance range of 210 to 240 units (151 openings through September).  However, worldwide closings are expected to exceed our initial guidance range of 70 to 100 (99 closings through September).  This includes 34 restaurants closed in Mexico as a result of our restructuring of that market.  Therefore, worldwide net unit growth is now expected to be in the 100 to 115-unit range (52 net unit openings through September).  The lower than anticipated net unit growth did not significantly impact our 2006 earnings.

There are no other significant changes in the key operating assumptions we provided in our press release dated August 1, 2006.

As noted above, the impact of the additional week of operations in the fourth quarter of 2006 provides $0.07 of earnings per share, as reflected in the above earnings guidance range.  Accordingly, our baseline 2006 earnings per share, adjusted to exclude BIBP, the 53rd week of operations and the benefit from the finalization of certain income tax examination issues, is projected to be $1.35 to $1.39.  We plan on issuing our initial 2007 earnings guidance in mid-December; however, we have consistently discussed an expectation of a 10% to 12% earnings per share growth target, and we would further expect such growth target to be applied to baseline 2006 earnings adjusted as noted above.

Forward-Looking Statements

Except for historical information, this announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements.  Certain factors that can cause actual results to materially differ include: the uncertainties associated with litigation; changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales; new product and concept developments by food industry competitors; the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably; increases in or sustained high levels of food, paper, utilities, fuel, employee compensation and benefits, insurance and similar costs; the ability to obtain ingredients from alternative suppliers, if needed; health- or disease-related disruptions or consumer concerns about commodities supplies; the selection and availability of suitable restaurant locations; negotiation of suitable lease or financing terms; constraints on permitting and construction of restaurants; local governmental agencies restricting the sale of certain food products; higher-than-anticipated construction costs; the hiring, training and retention of management and other personnel; changes in consumer taste, demographic trends, traffic patterns and the type, number and location of competing restaurants; franchisee relations; federal and state laws governing such matters as wages, working conditions, citizenship requirements and overtime; and labor shortages in various markets resulting in higher required wage rates. The above factors might be especially harmful to the financial viability of franchisees or company-owned operations in under-penetrated or emerging markets, leading to greater unit closings than anticipated. Increases in projected claims losses for the company’s self-insured coverage or within the captive franchise insurance program could have a significant impact on our operating results. Our international operations are subject to additional factors, including economic, political and health conditions in the countries in which the company or its franchisees operate; currency regulations and fluctuations; differing business and social cultures and consumer preferences; diverse government regulations and structures; ability to source high-quality ingredients and other commodities in a cost-effective manner; and differing interpretation of the obligations established in franchise agreements with international franchisees. Further information regarding factors that could affect the company’s financial and other results is included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

Conference Call

A conference call is scheduled for Wednesday, November 1, 2006, at 10:00 AM EST to review third quarter earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 800-487-2662 for participation in the question and answer session. International participants may dial 706-679-8452.

The conference call will be available for replay beginning Wednesday, November 1, 2006 at approximately noon through Friday, November 3, 2006, at midnight EST. The replay can be accessed from the company’s web page at www.papajohns.com or by dialing 800-642-1687 (passcode 5719380). International participants may dial 706-645-9291 (passcode 5719380).

Summary Financial Data

Papa John’s International, Inc.

	Three Months Ended		Nine Months Ended
	Sept. 24,	Sept. 25,	Sept. 24,	Sept. 25,
(In thousands, except per share amounts)	2006	2005	2006	2005

Revenues	$239,692	$233,100	$723,634	$720,412

Income from continuing operations before income taxes (1)	$19,798	$16,512	$68,813	$47,963

Net income	$13,108	$10,813	$44,376	$31,648

Diluted earnings per share	$0.40	$0.31	$1.33	$0.92

Diluted weighted-average shares outstanding	32,583	35,044	33,296	34,232

EBITDA (A)	$27,101	$24,246	$89,972	$72,374

(1) See information below on a reporting unit basis that separately identifies the impact of consolidating VIEs on income before income taxes.

The following is a summary of our income (loss) from continuing operations before income taxes:

Domestic company-owned restaurants	$5,562	$4,682	$23,012	$15,260
Domestic commissaries	8,158	5,210	24,023	18,562
Domestic franchising	12,130	11,769	37,881	36,782
International	(2,003)	(1,153)	(6,763)	(2,695)
VIEs, primarily BIBP	5,336	3,044	17,027	1,264
All others	1,079	1,009	3,796	2,682
Unallocated corporate expenses	(10,354)	(8,012)	(29,172)	(23,594)
Elimination of intersegment profits	(110)	(37)	(991)	(298)
Income from continuing operations before income taxes	$19,798	$16,512	$68,813	$47,963

The following is a reconciliation of EBITDA to net income:

EBITDA (A)	$27,101	$24,246	$89,972	$72,374
Income tax expense	(6,690)	(6,109)	(24,826)	(17,746)
Interest expense	(935)	(987)	(2,367)	(3,802)
Investment income	306	502	1,046	1,248
Depreciation and amortization	(6,674)	(7,249)	(19,838)	(21,857)
Income from discontinued operations, net of tax	—	410	389	1,431
Net income	$13,108	$10,813	$44,376	$31,648

(A)                                 EBITDA represents operating performance from continuing operations before depreciation, amortization, net interest and income taxes. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States, it is included herein to provide additional information with respect to the ability of the company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the company’s ability to fund its cash needs. The above EBITDA calculation includes the operating results of BIBP Commodities, Inc., a variable interest entity.

*   *   *   *

As of October 22, 2006, Papa John’s had 2,986 restaurants (577 company-owned and 2,409 franchised) operating in 49 states and 25 countries. For more information about the company, please visit www.papajohns.com.

Papa John’s International, Inc. and Subsidiaries

Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 24, 2006	September 25, 2005	September 24, 2006	September 25, 2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Domestic:
Company-owned restaurant sales	$107,793	$107,241	$319,957	$328,513
Variable interest entities restaurant sales	1,320	2,121	6,457	9,581
Franchise royalties	13,186	12,312	41,388	38,585
Franchise and development fees	792	688	1,973	2,198
Commissary sales	98,272	94,787	301,932	291,195
Other sales	12,529	11,512	35,601	36,963
International:
Royalties and franchise and development fees	1,906	1,574	5,202	4,601
Restaurant and commissary sales	3,894	2,865	11,124	8,776
Total revenues	239,692	233,100	723,634	720,412

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	21,309	22,051	61,837	70,876
Salaries and benefits	32,291	32,494	95,044	100,838
Advertising and related costs	10,385	9,396	29,398	28,953
Occupancy costs	7,209	7,016	19,735	20,177
Other operating expenses	14,580	14,736	42,157	42,827
Total domestic Company-owned restaurant expenses	85,774	85,693	248,171	263,671

Variable interest entities restaurant expenses	1,112	1,781	5,443	8,324

Domestic commissary and other expenses:
Cost of sales	79,957	78,706	245,366	239,611
Salaries and benefits	7,991	7,195	23,307	21,738
Other operating expenses	11,549	11,583	33,971	37,987
Total domestic commissary and other expenses	99,497	97,484	302,644	299,336

(Income) from the franchise cheese-purchasing program, net of minority interest	(4,337)	(2,649)	(14,102)	(1,807)
International operating expenses	3,936	2,860	11,242	8,402
General and administrative expenses	26,427	23,121	77,057	66,326
Minority interests and other general expenses	182	564	3,207	3,786
Depreciation and amortization	6,674	7,249	19,838	21,857
Total costs and expenses	219,265	216,103	653,500	669,895

Operating income	20,427	16,997	70,134	50,517
Net interest expense	(629)	(485)	(1,321)	(2,554)
Income from continuing operations before income taxes	19,798	16,512	68,813	47,963
Income tax expense	6,690	6,109	24,826	17,746
Income from continuing operations	13,108	10,403	43,987	30,217
Income from discontinued operations, net of tax	—	410	389	1,431
Net income	$13,108	$10,813	$44,376	$31,648

Basic earnings per common share:
Income from continuing operations	$0.41	$0.30	$1.35	$0.90
Income from discontinued operations	—	0.01	0.01	0.04
Basic earnings per common share	$0.41	$0.31	$1.36	$0.94

Earnings per common share - assuming dilution:
Income from continuing operations	$0.40	$0.30	$1.32	$0.88
Income from discontinued operations	—	0.01	0.01	0.04
Earnings per common share - assuming dilution	$0.40	$0.31	$1.33	$0.92

Basic weighted average shares outstanding	31,957	34,432	32,556	33,648
Weighted average shares outstanding - assuming dilution	32,583	35,044	33,296	34,232

Papa John’s International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 24,	December 25,
(In thousands)	2006	2005
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$10,395	$22,098
Accounts receivable	21,131	21,300
Inventories	26,892	26,030
Prepaid expenses and other current assets	9,181	13,456
Deferred income taxes	8,146	7,085
Assets of discontinued operations held for sale	—	2,039
Total current assets	75,745	92,008

Investments	2,637	6,282
Net property and equipment	188,810	178,447
Notes receivable	12,679	7,667
Deferred income taxes	—	1,899
Goodwill	55,771	41,878
Other assets	14,302	13,772
Assets of discontinued operations held for sale	—	8,609
Total assets	$349,944	$350,562

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$27,554	$28,937
Income and other taxes	16,361	16,862
Accrued expenses	55,129	49,634
Current portion of debt	4,025	6,100
Total current liabilities	103,069	101,533

Unearned franchise and development fees	6,891	7,256
Long-term debt, net of current portion	49,512	49,016
Deferred income taxes	135	—
Other long-term liabilities	27,298	31,478
Total liabilities	186,905	189,283

Total stockholders’ equity	163,039	161,279
Total liabilities and stockholders’ equity	$349,944	$350,562

Note: The balance sheet at December 25, 2005 has been derived from the audited consolidated financial statements at that date, but does not include all information and footnotes required by generally accepted accounting principles for a complete set of financial statements.

Papa John’s International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
(In thousands)	September 24, 2006	September 25, 2005

Operating activities
Income from continuing operations	$43,987	$30,217
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	2,423	2,245
Depreciation and amortization	19,838	21,857
Deferred income taxes	803	(1,292)
Stock-based compensation expense	3,069	1,636
Excess tax benefit related to exercise of non-qualified stock options	(5,717)	—
Other	4,199	4,703
Changes in operating assets and liabilities:
Accounts receivable	(2,717)	(947)
Inventories	(862)	(213)
Prepaid expenses and other current assets	4,322	6,217
Other assets and liabilities	(5,087)	(2,393)
Accounts payable	(1,383)	(5,523)
Income and other taxes	(501)	1,125
Accrued expenses	4,257	4,506
Unearned franchise and development fees	(360)	(633)
Net cash provided by operating activities from continuing operations	66,271	61,505
Operating cash flows from discontinued operations	414	1,793
Net cash provided by operating activities	66,685	63,298

Investing activities
Purchase of property and equipment	(26,606)	(9,974)
Proceeds from sale of property and equipment	69	47
Purchase of investments	(2,014)	(6,597)
Proceeds from sale or maturity of investments	5,599	7,773
Loans to franchisees and affiliates	(5,008)	(3,085)
Loan repayments from franchisees and affiliates	6,848	6,414
Acquisitions	(18,858)	—
Proceeds from divestiture of discontinued operations	8,020	—
Net cash used in investing activities	(31,950)	(5,422)

Financing activities
Net repayments on line of credit facility	500	(42,500)
Net proceeds from short-term debt - variable interest entities	(2,075)	(1,325)
Proceeds from issuance of common stock	—	1,000
Excess tax benefit related to exercise of non-qualified stock options	5,717	—
Proceeds from exercise of stock options	13,134	34,908
Acquisition of common stock	(63,969)	(36,824)
Other	177	(352)
Net cash used in financing activities	(46,516)	(45,093)

Effect of exchange rate changes on cash and cash equivalents	78	(124)
Change in cash and cash equivalents	(11,703)	12,659
Cash and cash equivalents at beginning of period	22,098	14,698

Cash and cash equivalents at end of period	$10,395	$27,357

Restaurant Progression

Papa John’s International, Inc.

	Third Quarter Ended September 24, 2006
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	510	6	2,125	319	2,960
Opened	5	—	26	17	48
Closed	—	—	(22)	(8)	(30)
Acquired	43	—	—	—	43
Sold	—	—	(43)	—	(43)
End of Period	558	6	2,086	328	2,978

	Third Quarter Ended September 25, 2005
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	570	1	2,012	292	2,875
Opened	2	—	25	20	47
Closed	(1)	—	(20)	(7)	(28)
End of Period	571	1	2,017	305	2,894

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	114	114
Opened	—	—	—	1	1
Closed	—	—	—	(2)	(2)
End of Period	—	—	—	113	113

Note:  The PJUK Perfect Pizza operations were sold in March 2006.

	Nine Months Ended September 24, 2006
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	502	2	2,097	325	2,926
Opened	11	1	82	57	151
Closed	(1)	—	(47)	(51)	(99)
Acquired	46	3	—	—	49
Sold	—	—	(46)	(3)	(49)
End of Period	558	6	2,086	328	2,978

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	112	112
Closed	—	—	—	(3)	(3)
Sold	—	—	—	(109)	(109)
End of Period	—	—	—	—	—

	Nine Months Ended September 25, 2005
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	568	1	1,997	263	2,829
Opened	4	—	77	59	140
Converted	—	—	—	1	1
Closed	(1)	—	(57)	(18)	(76)
Acquired	2	—	2	—	4
Sold	(2)	—	(2)	—	(4)
End of Period	571	1	2,017	305	2,894

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	118	118
Opened	—	—	—	4	4
Converted	—	—	—	(1)	(1)
Closed	—	—	—	(8)	(8)
End of Period	—	—	—	113	113